Registration No. 333-264388
Filed Pursuant to Rule 433
Dated February 23, 2024

GOLD: $SHNY | $DULLGOLD MINER: $GDXU | $GDXDBMO provides trading in Gold and Gold Miner stocks.Exchange Traded Notes created by BMO.The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. An investment in the ETNs is subject to significant risks. Investors should proceed with extreme caution in considering an investment in the ETNs.Bank of Montreal, the issuer of ETNs, has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about each offering to which this free writing prospectus relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the applicable pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free at 1-877-369-5412.

GOLD: $SHNY | $DULLGOLD MINER: $GDXU | $GDXDDid you know BMO has Exchange Traded Notes linked to Gold and Gold Miner stocks?The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. An investment in the ETNs is subject to significant risks. Investors should proceed with extreme caution in considering an investment in the ETNs.Bank of Montreal, the issuer of ETNs, has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about each offering to which this free writing prospectus relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the applicable pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free at 1-877-369-5412.